Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of SoundHound AI, Inc. (the “Company”) of our audit report dated March 28, 2023, except for the effects of the tables reflecting the impact of the revisions as of and for the year ended December 31, 2022 discussed in Note 22 (not presented herein) to the consolidated financial statements, as to which the date is March 1, 2024, and except for the effects of segment reporting discussed in Note 21 to the consolidated financial statements appearing under Item 8 of the Company’s 2024 Annual Report on Form 10-K, as to which date is March 11, 2025, relating to the consolidated financial statements for the year ended December 31, 2024, which report appears in the Company’s 2024 Annual Report on Form 10-K.

/s/ ArmaninoLLP

San Jose, California

August 11, 2025